Exhibit 3.1(i)(c)

STATE OF NEVADA
FRANCISCO V. AGUILAR Secretary of State DEPUTY BAKICEDAHL Deputy Secretary for Commercial Recordings	OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

		11/08/2024

Work Order Item Number:	W2024110800936-4050452
Filing Number:	20244460216
Filing Type:	Certificate of Designation
Filing Date/Time:	11/8/2024 9:31:00 AM
Filing Page(s):	13

Indexed Entity Information:

Entity ID: E42848462024-4	Entity Name: CHANNEL THERAPEUTICS CORPORATION

Entity Status: Active	Expiration Date: None

Commercial Registered Agent
NEVADA AGENCY AND TRANSFER COMPANY
50 West Liberty Street, Suite 880, Reno, NV 89501, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

Commercial Recording Division
401 N. Carson Street

Filed in the Office of	Business Number E42848462024-4
FVAguilar	Filing Number 20244460216
Secretary of State State Of Nevada	Filed On 11/8/2024 9:31:00 AM
	Number of Pages 13

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: CHANNEL THERAPEUTICS CORPORATION Entity or Nevada Business Identification Number (NVID): NV20243232146
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Please see attached Certificate of Designation of Series C Convertable Redeemable Preferred Stock of Channel Therapeutics Corporation
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 11/6/24

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

CERTIFICATE OF DESIGNATION OF

SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK OF

CHANNEL THERAPEUTICS CORPORATION

PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES

Pursuant to Section 78.1955 of the Nevada Revised Statues (the “NRS”), Channel Therapeutics Corporation, a corporation organized and existing under the NRS (the “Corporation”), does hereby submit the following:

WHEREAS, the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), issuable from time to time in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for a new series of Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such new series of Preferred Stock as follows:

1.	Number and Designation. There shall be a series of Preferred Stock that shall be designated as the “Series C Convertible Redeemable Preferred Stock” of the Corporation (the “Series C Preferred Stock”) and the number of authorized Shares constituting such series shall be 5,000 Shares. The number of authorized shares of Series C Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, less all shares of any other series of Preferred Stock authorized at the time of such increase) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding). Shares of Series C Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation will be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the right to re-open this series and issue additional share of the Series C Preferred Stock either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series C Preferred Stock. The additional shares of the Series C Preferred Stock will be deemed to form a single series with the Series C Preferred Stock issued under this Certificate of Designation. Each Share shall have a par value of $0.0001 per share. The powers, preferences, rights, qualifications, limitations and restrictions of the Series C Preferred Stock shall be as set forth herein.

2.	Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Attribution Parties” has the meaning set forth in Section 6.6.

“Board” has the meaning set forth in the Recitals hereof.

“Beneficial Ownership Limitation” has the meaning set forth in Section 6.6.

“Certificate of Designation” has the meaning set forth in the Recitals hereof.

“Articles of Incorporation” has the meaning set forth in the Recitals hereof.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Company Notice of Redemption” has the meaning set forth in Section 9.2.

“Company Redemption” has the meaning set forth in Section 9.1.

“Company Redemption Date” has the meaning set forth in Section 9.1.

“Company Redemption Notice Period” has the meaning set forth in Section 9.2.

“Conversion Notice” has the meaning set forth in Section 6.4.

“Corporation” has the meaning set forth in the Preamble hereof.

“Dividends” has the meaning set forth in Section 3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Holder” means a holder of Series C Preferred Stock.

“Initial Issuance Date” has the meaning set forth in Section 3.

“Junior Securities” has the meaning set forth in Section 5.1

“Liquidation” has the meaning set forth in Section 5.

“New York Courts” has the meaning set forth in Section 11.1.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Preferred Stock Certificates” has the meaning set forth in Section 6.4.

“IPO” means the sale, in a firm commitment public underwritten offering pursuant to an effective registration statement under the Securities Act, of securities of the Corporation, following which such securities (or any component part thereof) are listed on a national securities exchange registered with the SEC under Section 6(a) of the Exchange Act (or, alternatively, quoted on the OTC Bulletin Board or similar quotation system).

“IPO Price” means the price at which the Common Stock is sold to the public in the IPO.

“NRS” has the meaning set forth in the Preamble hereof.

“Required Holders” has the meaning set forth in Section 8.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series C Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series C Preferred Stock.

“Stated Value” shall mean $1,000.00 per Share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Shares.

“Trading Day” means a day on which the Trading Market for the Common Stock is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” has the meaning set forth in Section 6.4.

3.	Dividends. Holders shall not be entitled to receive any dividends in respect of the Series C Preferred Stock.

4.	Voting Rights. Except as otherwise provided herein or as otherwise provided by the NRS, the Series C Preferred Stock shall have no voting rights.

5.	Rank; Liquidation.

5.1.	Rank. The Series C Preferred Stock shall rank (i) senior to the Common Stock and any class or series of capital stock of the Corporation created specifically ranking by its terms junior to the Series C Preferred Stock (collectively, the “Junior Securities”); and (ii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series C Preferred Stock, in each case, with respect to payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Liquidation”).

5.2.	Liquidation. In the event of a Liquidation, the Holders of Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Stated Value of all Shares held by such Holder.

5.3.	Notice. In the event of any Liquidation, the Corporation shall, within five (5) days of the date the Board approves such action, or no later than five (5) days of any stockholders’ meeting called to approve such action, or within five (5) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holder upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.

6.	Conversion. Subject to the provisions of Section 6.6, at any time after the Initial Issuance Date, each share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 6.

6.1.	Holder’s Conversion Right. Subject to the provisions of Sections 6.3 and 6.6, at any time or times on or after the closing of the IPO, each Holder shall be entitled to convert any portion of the outstanding Shares held by such Holder into an aggregate number of shares of Common Stock determined by (i) multiplying the number of Shares to be converted by the Stated Value of the Series C Preferred Stock, and then (ii) dividing the value obtained from the preceding clause (i) by 125% of the IPO Price. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

6.2.	Mandatory Conversion. If the Common Stock trades on a Trading Market for twenty (20) consecutive Trading Days above 175% of the IPO Price, the Series C Preferred Stock shall mandatorily convert into an aggregate number of shares of Common Stock determined by (i) multiplying the number of Shares issued and outstanding by the Stated Value of the Series C Preferred Stock, and then (ii) dividing the value obtained from the preceding clause (i) by 120% of the IPO Price. The Corporation shall provide written notice to the Holder of the mandatory conversion at least one (1) day prior to the date of mandatory conversion. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, and free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Any fractional shares of Common Stock resulting from such determination shall be rounded up to the next whole number.

6.3.	Lock-Up. The Shares and the shares of Common Stock received pursuant to Sections 6.1 and 6.2 shall be subject to customary lock-up provisions as requested by the underwriters of the IPO.

6.4.	Mechanics of Holder’s Conversion. Subject to Section 6.6, the conversion of any Share by the Holder pursuant to Section 6.1 shall be conducted in the following manner:

(a)	Holder’s Conversion Right. To convert Shares into shares of Common Stock on any date (a “Conversion Date”) pursuant to Section 6.1, a Holder shall deliver (whether via facsimile or electronic mail), for receipt on or prior to 11:59 p.m., New York time, on such date, an electronic copy of an executed notice of conversion of the Share(s) subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. Within (3) Trading Days following a conversion of any such Shares as aforesaid, such Holder, if Holder is holding a physical certificate, shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Shares (the “Preferred Stock Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Shares in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by facsimile or electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice), the Corporation shall (1) provided, that the Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Stock Certificate representing the number of Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(b)	Legend. Each Preferred Stock Certificate shall bear the following legend:

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

6.5.	Effect of Conversion. All Shares converted as provided in this Section 6 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time.

6.6.	Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series C Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series C Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6.6 applies to any conversion pursuant to Section 6.1, the determination of whether the Series C Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series C Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series C Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series C Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 6.6 and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6.6, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series C Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series C Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series C Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6.6 applicable to its Series C Preferred Stock; provided, that the Beneficial Ownership Limitation shall not in any event exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series C Preferred Stock held by the Holder and the provisions of this Section 6.6 shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The Beneficial Ownership Limitation shall not be waived by the Corporation or the Holder and upon issuance of the Series C Preferred Stock by the Corporation, and the purchase thereof by the Holder, each of the Corporation and the Holder shall be deemed to acknowledge such limitation and to agree not to waive it. The provisions of this Section 6.6 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6.6 to correct this Section 6.6 (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6.6 shall apply to any successor or assign of a Holder. Notwithstanding the foregoing, upon mandatory conversion pursuant to Section 6.2, the shares of Common Stock issuable upon conversion of the Series C Preferred Stock subject to the mandatory conversion that would exceed the Beneficial Ownership Limitation shall be held in abeyance until issuable in accordance with the Beneficial Ownership Limitation.

7.	Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 7).

8.	Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the holders of at least a majority of the then outstanding Shares (the “Required Holders”), and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series C Preferred Stock; provided, further, that no amendment, modification or waiver of the terms or relative priorities of the Series C Preferred Stock may be accomplished by the merger, consolidation or other similar transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Required Holders in accordance with this Section 8.

9.	Company Redemption.

9.1.	On any date after the Initial Issuance Date (each, a “Company Redemption Date”), the Corporation, at its sole discretion, may redeem all or any portion of the then-outstanding Shares for cash (each, a “Company Redemption”); provided, however, that the Corporation may not affect any Company Redemption with respect to any Share on a Company Redemption Date that precedes the expiration of the lock-up period requested by the underwriters of the IPO without first obtaining the consent of the Holder of the Share subject to redemption). The redemption price per Share to be paid by the Corporation in connection with a Company Redemption shall be equal to the Stated Value of such Share.

9.2.	To effect a Company Redemption, the Corporation shall send to the Holders a written notice (i) notifying the Holders of the election of the Corporation to redeem all or any portion of the Shares and the applicable Company Redemption Date, (ii) stating the place or places at which the Shares shall, upon presentation and surrender of the Preferred Stock Certificate(s) evidencing such Shares, be redeemed (and other instructions a Holder must follow to receive payment), and (iii) stating the redemption price therefor, as provided in Section 9.1 hereof (such notice, a “Company Notice of Redemption”). The Company Redemption Date selected by the Corporation shall be no less than three (3) Trading Days and no more than twenty (20) Trading Days after the date on which the Corporation provides the Company Notice of Redemption to the Holders (such period, a “Company Redemption Notice Period”). Each Holder shall be entitled to convert all or any portion of the Shares subject to the Company Notice of Redemption held by such Holder, after receiving the Company Notice of Redemption but prior to the end of the Company Redemption Notice Period, in accordance with Section 6.4 hereof.

9.3.	From and after the time at which any Shares are called for redemption in accordance with Sections 9.1 and 9.2 above, such Shares shall cease to be outstanding, and the only right of the former Holders of such Shares, as such, will be to receive the applicable redemption price. The Shares redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock.

10.	[Reserved].

11.	Miscellaneous.

11.1.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Corporation and each holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

11.2.	Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

11.3.	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

11.4.	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business Day, such payment shall be made on the next succeeding business day.

11.5.	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

*********************

RESOLVED FURTHER, that the Chief Executive Officer and Chief Financial Officer of the Corporation be and he hereby is authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 6th day of November, 2024.

CHANNEL THERAPEUTICS CORPORATION

By:
Name: Francis Knuettel II
Title: Chief Executive Officer and Chief Financial Officer

EXHIBIT I

CHANNEL THERAPEUTICS CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Series C Convertible Redeemable Preferred Stock of Channel Therapeutics Corporation (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of Channel Therapeutics Corporation, a Nevada corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of Preferred Shares to be converted:

Aggregate Stated Value of such Preferred Shares to be converted:

Aggregate accrued and unpaid Dividends and accrued and unpaid Late Charges with respect to such Preferred Shares and such Aggregate Dividends to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: __________ ____,

Name of Registered Holder

By:

Name:

Title:

Tax ID:______________________

Facsimile:____________________

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated    _____________, 202___ from the Corporation and acknowledged and agreed to by _____________________________.

[_______________________]

By:
Name:
Title: